Exhibit 99.1
Harmonic Announces Third Quarter Results
Year-over-year Sales Increase 20%;
New Products to Help Shape the Future of Video Services
SUNNYVALE, Calif.—October 20, 2005— Harmonic Inc. (Nasdaq: HLIT), a leading provider of digital video, broadband optical networking and IP delivery systems, today announced its results for the quarter ended September 30, 2005.
For the third quarter of 2005, the Company reported net sales of $61.0 million, up 20% from $50.6 million in the third quarter of 2004 and up 2% from $59.8 million in the second quarter of 2005. International sales represented 44% of total sales for the third quarter of 2005, compared to 59% in the same period of 2004 and 41% in the second quarter of 2005.
The Company’s Convergent Systems division (CS), which designs, manufactures and markets digital headend systems for a number of markets, had divisional net sales of $35.8 million in the third quarter of 2005, compared to $34.6 million in the same period of 2004 and $43.0 million in the second quarter of 2005. The sequential decline in CS net sales was primarily the result of reduced orders in recent months from a major cable customer, offset in part by orders from another major customer for a number of significant digital simulcast projects in the third quarter. The Broadband Access Networks division (BAN), which designs, manufactures and markets fiber optic products primarily for broadband cable networks, had divisional net sales of $25.2 million in the third quarter of 2005, up 58% from $16.0 million in the same period of 2004 and 51% from $16.8 million in the second quarter of 2005. The increase in BAN sales reflects increased shipments to a large domestic telco customer for its fiber-to-the-premises (FTTP) project and to cable customers in international markets.
For the third quarter of 2005, the Company reported lower gross margins due primarily to the significant sales of FTTP products, which carry margins that are substantially lower than our average product margins. In addition, the Company recorded a $1.6 million charge for excess inventory, reflecting rapid product transitions in certain CS product lines.
The GAAP net loss for the third quarter of 2005 was $2.9 million, or $0.04 per share, compared to a GAAP net loss of $4.2 million, or $0.06 per share, for the same period of 2004. Excluding the effect of non-cash accounting charges for the amortization of intangibles, the non-GAAP net loss for the third quarter of 2005 was $2.6 million, or $0.04 per share, compared to a non-GAAP net loss of $2.0 million, or $0.03 per share, for the same period of 2004. As of September 30, 2005, the Company had cash, cash equivalents and short-term investments of $104.9 million.
The Company expects fourth quarter net sales to be comparable to net sales for the third quarter. While this guidance includes continuing shipments from current backlog of FTTP products to a large domestic telco customer in the fourth quarter, the Company currently does not expect to make significant shipments of products to this customer in 2006.
“During the third quarter, we continued to roll out important new technology and win new orders for digital headend and fiber optic systems across different markets,” said Anthony J. Ley, Chairman, President and Chief Executive Officer. “We believe our exciting new product introductions at the International Broadcasting Convention, such as the Electra 5000 and MV 3500 encoders, will help shape the future of video, providing a variety of different operators with the ability to offer multi-service, multi-network, multi-channel and multi-resolution video to a growing array of endpoints, including TVs, PCs and mobile devices.”
“During the third quarter, we continued to extend our customer base in Europe and Latin America. We also saw another major domestic cable company begin to deploy our systems for digital simulcasting at a number of sites and expect other cable operators to implement similar architectures in coming periods. While still very early in the rollout of video services by telco operators, we continued to ship our digital systems to more international customers for video-over-DSL, extending our worldwide base to over 25 telco customers. As we move into 2006, our satellite customers appear to be very impressed with our new encoders and are working closely with us in their planned migration to new compression technology and expansion of their high-definition channel offering.”
Harmonic will also host a conference call today to discuss its financial results at 2:00 P.M. Pacific (5:00 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at www.harmonicinc.com or by calling +1-617.213.8831 (participant code 29859458). The replay will be available after 5:00 P.M. (Pacific) today at the same website address or by calling +1-617-801-6888 (participant code 14218222).
About Harmonic Inc.
Harmonic Inc. is a leading provider of digital video, broadband optical networking and IP delivery systems to cable, satellite, telecom and broadcast network operators. Harmonic’s open standards-based solutions for the headend through the last mile enable customers to develop new revenue sources and a competitive advantage by offering powerful interactive video, voice and data services such as video-on-demand, high definition digital television, telephony and Internet access.
Harmonic (Nasdaq: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. For more information, visit www.Harmonicinc.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to our expected net sales for the fourth quarter of 2005; our expectations regarding sales of products to a large domestic telco customer during the fourth quarter of 2005 and in 2006; our expectations regarding the outlook for, and functionality of, our new products; and the planned migration of our satellite customers to new compression technology and the expansion of such customers’ high-definition channel offerings. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include delays or decreases in capital spending in the cable, satellite and telco industries, customer concentration and consolidation, general economic conditions, market acceptance of new or existing Harmonic products, losses of one or more key customers, risks associated with Harmonic’s international operations, inventory management problems, the effect of competition, difficulties associated with rapid technological changes in Harmonic’s markets, the need to introduce new and enhanced products, and risks associated with a cyclical and unpredictable sales cycle. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission, including our Annual Report filed on Form 10-K for the year ended December 31, 2004, our Quarterly Reports on Form 10-Q for the quarterly periods ended April 1, 2005 and July 1, 2005, and our current reports on Form 8-K. Harmonic does not undertake to update any forward-looking statements.
Editor’s Note: Product and company names used here are trademarks or registered trademarks of their respective companies.

Harmonic Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,804	$26,603
Short-term investments	72,079	74,004
Accounts receivable, net	48,204	64,148
Inventories	43,064	41,763
Prepaid expenses and other assets	7,205	8,504

Total current assets	203,356	215,022

Property and equipment, net	18,103	19,611

Intangibles and other assets	8,585	7,723

	$230,044	$242,356

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$853	$1,067
Accounts payable	19,998	22,381
Income taxes payable	6,365	7,099
Deferred revenue	18,552	15,469
Accrued liabilities	37,168	51,894

Total current liabilities	82,936	97,910

Long-term debt, less current portion	657	1,272
Accrued excess facilities costs	20,458	24,085
Other non-current liabilities	11,229	8,532

Total liabilities	115,280	131,799

Stockholders’ equity:
Common stock	2,047,941	2,039,810
Accumulated deficit	(1,932,699)	(1,928,984)
Accumulated other comprehensive income	(478)	(269)

Total stockholders’ equity	114,764	110,557

	$230,044	$242,356

Harmonic Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	October 1, 2004	September 30,	October 1, 2004
	2005		2005

Net sales	$60,960	$50,610	$193,638	$162,727

Cost of sales	39,564	30,072	121,797	98,005

Gross profit	21,396	20,538	71,841	64,722

Operating expenses:
Research and development	9,403	8,348	28,381	25,509
Selling, general and administrative	15,166	14,418	47,102	41,942
Amortization of intangibles	110	1,933	1,233	5,799

Total operating expenses	24,679	24,699	76,716	73,250

Loss from operations	(3,283)	(4,161)	(4,875)	(8,528)

Interest and other income/(expense)	381	23	1,185	244

Loss before income taxes	(2,902)	(4,138)	(3,690)	(8,284)

Provision for (benefit from) income taxes	(11)	100	25	300

Net loss	$(2,891)	$(4,238)	$(3,715)	$(8,584)

Net loss per share
Basic	$(0.04)	$(0.06)	$(0.05)	$(0.12)

Diluted	$(0.04)	$(0.06)	$(0.05)	$(0.12)

Weighted average shares
Basic	73,554	72,246	73,168	71,929

Diluted	73,554	72,246	73,168	71,929

Harmonic Inc.
Non-GAAP Condensed Consolidated Statements of Operations (1)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	October 1, 2004	September 30,	October 1, 2004
	2005		2005

Net sales	$60,960	$50,610	$193,638	$162,727

Cost of sales	39,410	29,756	120,701	96,459

Gross profit	21,550	20,854	72,937	66,268

Operating expenses:
Research and development	9,403	8,348	28,381	25,509
Selling, general and administrative	15,166	14,418	47,102	41,942

Total operating expenses	24,569	22,766	75,483	67,451

Non-GAAP loss from operations	(3,019)	(1,912)	(2,546)	(1,183)

Interest and other income	381	23	1,185	244

Non-GAAP loss before income taxes	(2,638)	(1,889)	(1,361)	(939)

Provision for (benefit from) income taxes	(11)	100	25	300

Non-GAAP loss	$(2,627)	$(1,989)	$(1,386)	$(1,239)

Non-GAAP net loss per share
Basic	$(0.04)	$(0.03)	$(0.02)	$(0.02)

Diluted	$(0.04)	$(0.03)	$(0.02)	$(0.02)

Weighted average shares
Basic	73,554	72,246	73,168	71,929

Diluted	73,554	72,246	73,168	71,929

1.	These Non-GAAP Condensed Consolidated Statements of Operations are provided to enhance overall understanding of our current financial performance and our prospects for the future. The presentation of this Non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to Non-GAAP results published by other companies. A table reconciling the Non-GAAP net loss to the GAAP net loss follows below.
Harmonic Inc.
Non-GAAP to GAAP Loss Reconciliation
(Unaudited)

(in thousands)	Three Months Ended		Nine Months Ended
	September 30,	October 1, 2004	September 30,	October 1, 2004
	2005		2005
Non-GAAP net loss	$(2,627)	$(1,989)	$(1,386)	$(1,239)

Items charged to cost of sales:
Amortization of intangibles	(154)	(1,540)	(1,096)	(4,621)

Realized margin on reserved product sold	—	1,224	—	3,075

Total of charges to cost of sales	(154)	(316)	(1,096)	(1,546)

Items charged to operating expenses:
Amortization of intangibles	(110)	(1,933)	(1,233)	(5,799)

Total of charges to operating expenses	(110)	(1,933)	(1,233)	(5,799)

GAAP net loss	$(2,891)	$(4,238)	$(3,715)	$(8,584)